EXHIBIT 2.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of September 28, 2007, by and between Internet Brands, Inc., a Delaware corporation (“Internet Brands”), and LION, Inc., a Washington corporation (the “Seller”), which owns the website Mortgage101.com (the “Website”).  Internet Brands and Seller are hereinafter at times individually referred to as a “Party” and collectively to as the “Parties.”

RECITALS

A.
Seller operates the Website and its related business, and owns or otherwise has rights to all of the related domain and sub-domain names, technology platforms, software source code, customer, advertiser, member and content databases and all other assets and licenses related thereto.

B.	Internet Brands desires to acquire all of such assets comprising the Website and its business as set forth herein.

C.	Seller desires to sell such assets to Internet Brands, subject to the terms and conditions contained in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

Section 1.1  Purchase and Sale of Assets; Assumption of Liabilities.  At the Closing (defined in Section 1.2 hereof) and subject to the terms and conditions of this Agreement including, without limitation, satisfaction of the conditions found in Article 6 hereof:

(a)
Seller shall sell, transfer, convey and deliver to Internet Brands and Internet Brands shall purchase and acquire from Seller, all of Seller’s rights, title, and interest in all Website-related domain and sub-domain names, URLs, software, assets, content, customer, advertiser and member databases, trademarks, service marks, trade names, copyrights, contract rights and all other intellectual property and technology comprising the Website and exclusively related to its business, in each case identified on Schedule 1.1(a) hereof, free and clear of any liens, claims, charges, pledges, security interests, options or other legal or equitable encumbrances (collectively, the “Purchased Assets”).

(b)
Notwithstanding Section 1.1(a), the Purchased Assets shall exclude any assets (the “Excluded Assets”) not specifically set forth in Schedule 1.1(a) and Schedule 2.3, including without limitation assets related to Seller’s retail websites’ business, Seller’s wholesale and correspondent loan programs library and related databases, and Seller’s “Lion Broker” broker-to-broker portal and pricing engine.  Notwithstanding anything to the contrary herein, except for the express assignments granted in this Agreement, nothing herein shall be deemed to transfer any rights in any intellectual property owned, licensed to, conceived, reduced to practice or otherwise developed by Seller by virtue of its reference, incorporation or use within any of the Purchased Assets.

(c)
As of the Closing Date, Internet Brands shall assume and be liable for all liabilities arising from the Purchased Assets after Closing, including all post-Closing liabilities for performance under each of the assumed contracts except liabilities, even if arising post-Closing, for services provided by Seller under the assumed contracts prior to Closing (collectively, the “Assumed Liabilities”). Internet Brands agrees to promptly pay, perform, honor and discharge, or cause to be paid or otherwise promptly performed, honored and discharged, from and after the Closing all Assumed Liabilities as they become due and payable and in accordance with the terms thereof.

(d)
Notwithstanding anything to the contrary herein, Internet Brands is not assuming and shall not become responsible for any liability of Seller of whatever nature, whether presently in existence or arising hereafter, including any liability incurred in connection with, arising out of, or related to the ownership or use of any of the Purchased Assets or the conduct of the Website or its business on or prior to the Closing Date, and all severance and transition costs, except the Assumed Liabilities.  All such liabilities other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities” and shall be retained by and remain liabilities of Seller.

Section 1.2  Closing.  The closing of the purchase and sale of the Purchased Assets to Internet Brands (the “Closing”) shall occur as promptly as practicable, but not later than October 1, 2007; provided, however, that all of the conditions to Closing set forth in Article 6 hereof shall have been satisfied or waived.  The date on which the Closing actually occurs shall be referred to as the “Closing Date.”  The Closing shall take place at the offices of Internet Brands in El Segundo, California, or via overnight courier at the election of the Parties.

Section 1.3  Purchase Consideration.  In full consideration of the sale, assignment and transfer of the Purchased Assets and the execution and delivery of this Agreement and the Ancillary Documents, as defined below, made in connection with the Transaction, at Closing Internet Brands shall:

(a)	pay to Seller Five Million Dollars ($5,000,000) by wire transfer of immediately available funds; and

(b)
deposit into a separate account, to be held in trust as escrow agent for the benefit of Seller, Three Hundred Fifty Thousand Dollars ($350,000) of immediately available funds (the “Transition Plan Holdback”).  The Transition Plan Holdback plus any interest accrued thereon shall be available to satisfy any amounts owed by Seller to Internet Brands under this Agreement, and the balance, if any, shall be distributed to Seller, all in accordance with the terms set forth in Section 5.7 hereof.

Section 1.4  Purchase Price Allocation.  The purchase price shall be allocated in the manner required by the Internal Revenue Code of 1986, as amended (the “Code”).  After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any tax, neither Internet Brands nor Seller shall contend or represent that such allocation is not a correct allocation.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Internet Brands as of the date hereof and as of the Closing Date:

Section 2.1  Organization of Seller.  Seller is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power and authority to conduct its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on Seller’s business or properties.

Section 2.2  Authority.

(a)
Seller possesses all requisite power and authority to enter into this Agreement and perform its obligations hereunder.  The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and principles of public policy (subsections (i) and (ii) are referred to as “Equitable Exceptions”).

(b)
The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transaction does not (i) violate any provision of Seller’s articles of incorporation or bylaws, as amended, or (ii) conflict with or result in any breach, violation, modification or termination of, accelerate or permit the acceleration of the performance required by the terms of, or constitute a default, under any of the terms or provisions of any agreement, indenture, loan, mortgage, lien, lease, obligation, license, permit, franchise, judgment, decree, order, statute, rule, regulation or other instrument or restriction of any kind to which Seller is a party or by which its assets or property is bound, except for any such events or occurrences that could not reasonably be expected to have a material adverse effect on Seller’s business or properties.

(c)
No consent, approval, order or authorization of, or registration, declaration or, except as set forth on Schedule 2.2(c), filing with, any governmental entity or public or regulatory unit, agency, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of this Transaction.

Section 2.3  Ownership of Purchased Assets.  (a) Seller owns all of the Purchased Assets identified on Schedule 1.1(a) hereof, which includes a list of all customers, partners, affiliates and advertisers; (b) the Purchased Assets, together with the assumed contracts, identified on Schedule 2.3, assigned to Internet Brands, constitute all of the assets comprising the Website and its business, including without limitation, all related sub-domain names, content, customer, advertiser and member databases, contract rights, copyrights, trademarks, trade names, logos, graphic art and all other intellectual property, free and clear of liens, claims and encumbrances; (c) Seller owns or has valid leases, licenses or similar rights to all right, title and interest to all intellectual property necessary to operate the Website and its related business, free and clear of any liens, encumbrances or security interests and without any infringement of the intellectual property rights of others; and (d) as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder, Seller shall not be in violation in any material respect of any license, sublicense or agreement.

Section 2.4  Absence of Undisclosed Liabilities.  There are no outstanding liabilities that would attach to the Purchased Assets except the continuing obligations under the assumed contracts set forth on Schedule 2.3.  There are no claims or commitments with respect to the Purchased Assets or that are reasonably likely to result in a lien or claim on any of the Purchased Assets, including without limitation, any claims of creditors of Seller, former or purported officers, directors, shareholders, employees or independent contractors of Seller who provided services with respect to the Website or its business, or any claims or threatened claims of trademark or copyright infringement.

Section 2.5  Financial Statements; Revenue and Deferred Revenue; Accounts Receivables.   Seller has delivered to Internet Brands (a) a report of all customer deposits attached to assumed customer agreements as of August 31, 2007; (b) a report of all deferred revenue for subscription products as of August 31, 2007; (c) a report of all accrued revenue for leads as of August 31, 2007; (d) a report of all monthly Website revenue from Google AdSense for the period January 1, 2006 through September 1, 2007; (e) unaudited profit and loss statements consolidated by product line for the eight months ended August 31, 2007; (f) a daily earnings report from SureHits for the period July 1, 2007 through August 31, 2007; (g) a report of all monthly revenue by customer for August 2007; (h) a report of all monthly invoiced revenue by customer and by sub-product for the period January 1, 2006 through September 19, 2007 for leads, and through September 23, 2007 for subscription services; (i) a report of all monthly expenses relating to the Website and its business, for the month of August 2007; and (j) a report of all accounts receivables as of September 17, 2007, all of which reports and statements are unaudited (collectively, the “Financial Statements”).  The Financial Statements, together with any notes thereto, are attached hereto as Exhibit 2.5. The Financial Statements are true, correct and fairly present the financial information as of the dates thereof.  Since August 31, 2007, there has been no material adverse change to the operations or financial results of the Website business.  With regard to the Purchased Assets financial information contained in the Financial Statements, to Seller’s knowledge, (i) there are no undisclosed revenue adjustments, credits or refunds, (ii) the customer deposits and deferred revenue is properly stated, (iii) there are no sales discounts other than those reflected on the revenue schedules provided to Internet Brands, (iv) there are no other costs and expenses, except as disclosed to Internet Brands, and (v) there are no undisclosed offsets to or uncollectible amounts included in accounts receivable.

Section 2.6  Contracts.Schedule 2.3 hereto sets forth a complete and correct list of all material contracts, agreements, commitments and obligations of Seller, either written or oral, relating to the Website. Except as set forth on Schedule 4.2 hereto, copies of all written contracts relating to the Website have been provided or made available to Internet Brands.  Each such contract or agreement is a valid and binding agreement of Seller enforceable against Seller subject to the Equitable Exceptions. Seller has fulfilled all of its obligations under such contracts as of the date hereof which are required to be fulfilled as of the date hereof.

Section 2.7  Tax Matters.  There are no liens, encumbrances or security interests on any of the Purchased Assets arising in connection with any failure (or alleged failure) to pay any tax, and Seller has no knowledge of any basis for the assertion of any claims attributable to taxes that, if adversely determined, would result in any such lien, encumbrance or security interest (except for taxes that are not yet due and payable).

Section 2.8  Legal Proceedings.  There is no pending or to Seller’s knowledge, threatened proceeding (a) by or against Seller or that could reasonably be expected to have a material adverse affect on the Website or its business, or on any of the Purchased Assets; or (b) that could reasonably be expected to have the effect of preventing, delaying, or making illegal the Transaction.

Section 2.9  Accuracy of Information; Full Disclosure.  This Agreement, the Ancillary Documents, the exhibits and schedules hereto and thereto, and all other documents delivered at Closing by Seller to Internet Brands in connection with the Closing, when taken as a whole, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Section 2.10  Books and Records.  Seller has made and kept (and given Internet Brands access to) books and records and accounts, which, in reasonable detail, fairly and accurately reflect the operations of Seller in all material respects relating to the Website’s business and the Purchased Assets.

Section 2.11  Compliance with Laws.  Seller has complied in all material respects with the laws and regulations applicable to it in the operation of the Website and delivery of leads to Website customers.

Section 2.12  Employees; Independent Contractors. Seller has no employees whose employment shall be transferred to Internet Brands at Closing.  Schedule 2.12 hereto contains a correct and complete list of all of Seller’s employees and independent contractors that perform work related to the Website or its business.  Seller has complied with all applicable employment laws and regulations, including without limitation, all federal and state wage laws, and collection and payment of withholding taxes. There are no claims pending or threatened against Seller by any employee or independent contractor, including claims or investigations pending with any federal or state agency or any grievance or arbitration proceeding.

Section 2.13  Limitation of Representations.   Except for the representations and warranties contained in this Article 2, (a) neither Seller nor any other person has made any representation or warranty, express or implied, at law or in equity, on behalf of either of Seller or its representatives regarding the Website, the Purchased Assets or the Website business (or the value of any of them) or the transactions contemplated by this Agreement and (b) Seller hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Internet Brands, its representatives or any other person of any information, documentation or other materials.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 2, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE WEBSITE BUSINESS ARE TRANSFERRED “AS IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 2, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE OR WARRANTY REGARDING THE USE OF ANY OF THE PURCHASED ASSETS, OR THAT THEIR AVAILABILITY SHALL BE UNINTERRUPTED, THAT THEY SHALL BE ERROR FREE OR THAT CERTAIN RESULTS MAY BE OBTAINED FROM THEIR USE, OR THAT THE PURCHASED ASSETS SHALL CONFORM TO ANY DESCRIPTION THEREOF PROVIDED BY SELLER.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF INTERNET BRANDS

As a material inducement to Seller to execute and deliver this Agreement and to consummate the Transaction (subject to the conditions contained herein), Internet Brands represents, warrants and agrees as follows:

Section 3.1  Organization of Internet Brands.   Internet Brands is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Internet Brands has the corporate power to own its properties and to carry on its business as now conducted.  Internet Brands is duly qualified to do business as now being conducted and is authorized and in good standing in its place of incorporation and each jurisdiction in which the failure to so qualify or be in good standing would result in a material adverse effect on Internet Brands’ business or properties.

Section 3.2  Authority.   Internet Brands has all requisite power and authority to enter into this Agreement and to consummate the Transaction.  The execution and delivery of this Agreement and the approval of the Transaction have been duly authorized by all necessary corporate action including by Internet Brands’ Board of Directors, as evidenced by authorizing resolutions delivered to Seller at Closing.  This Agreement constitutes the valid and binding obligation of Internet Brands, enforceable in accordance with its terms, subject to the Equitable Exceptions.  The execution and delivery of this Agreement by Internet Brands and the consummation of the Transaction shall not (a) conflict with its Certificate of Incorporation or Bylaws, as amended, or (b) conflict with or result in any breach of, violation of, modification of, termination of, accelerate or permit the acceleration of the performance required by the terms of, or constitute a default under any of the terms or provisions of any material agreement, indenture, loan, mortgage, lien, lease, obligation, license, permit, franchise, judgment, decree, order, statute, rule, regulation or other instrument or restriction of any kind to which Internet Brands is a party or by which the assets or property of Internet Brands is bound, or (c) result in a breach of any fiduciary or other obligation of Internet Brands to any third party.  No consent, waiver, approval, order or authorization of any governmental authority, instrumentality, agency or commission, or any third party, is required for the execution and delivery of this Agreement by Internet Brands or the consummation of the Transaction.

Section 3.3  No Brokers.  Internet Brands has not employed and is not liable for the payment of any fee to any finder, broker, consultant or similar person in connection with this Agreement or Transaction.

Section 3.4  Tax Withholding.  Internet Brands shall not withhold from or in respect of any sum payable by Internet Brands under this Agreement.

Section 3.5  Acknowledgment of Limitation of Warranties.  Internet Brands is experienced and sophisticated with respect to the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement.  Internet Brands acknowledges that, except to the extent expressly set forth in Article 2 of this Agreement, no representation or warranty has been made by or on behalf of either of Seller or any of its representatives with respect to any information, documents or material provided or made available by either of Seller or any of its representatives to Internet Brands or any of its representatives relating to the Website or its business, or the Purchased Assets.

ARTICLE 4

COVENANTS OF SELLER

Section 4.1  [Intentionally Omitted].

Section 4.2  Transition of the Website’s Technology and Business.

(a)
Seller shall continue to preserve and maintain the current operations of the Website and its business and take all reasonably necessary measures after Closing to complete a transition plan, as described more fully on Schedule 4.2, in order to effect the timely delivery and installation of the technology platform, databases and software comprising the Website and its business to Internet Brands (the “Transition Plan”) within ninety (90) days following the Closing Date (the “Transition Plan Period”).  Such Transition Plan shall include, without limitation, the migration of all Website technology, databases and advertiser accounts to Internet Brands, reasonable documentation of the Website’s technology and business processes and training of Internet Brands personnel regarding the Website’s technology systems and business processes.

(b)
The Parties agree that Seller shall prepare the Website’s technology and business documentation, coordinate migration of the Website to Internet Brands’ servers in accordance with the Transition Plan, and provide personnel to assist Internet Brands with the preparation of such documentation and the migration of the Website to Internet Brands’ servers.

(c)
The Parties agree that, in partial consideration of the purchase consideration paid by Internet Brands to Seller under Section 1.3 hereof, that Seller shall provide the transition services identified on Schedule 4.2 through December 31, 2007.

ARTICLE 5

MUTUAL COVENANTS OF
SELLER AND INTERNET BRANDS

Section 5.1  Confidential Information; Press Releases; Publicity.

(a)
Confidentiality.  Each Party agrees to keep all Confidential Material of the other Party confidential and not to disclose or reveal any of it in any manner, except that the Confidential Material or portions thereof may be disclosed to those of its  officers, employees, advisors and agents (collectively, “Representatives”) who need to know such information to consummate the Transaction (it being understood that those Representatives shall be informed of the confidentiality restrictions set forth herein and the existence of this Agreement, and each Party shall be responsible for the breach of the terms hereof or the improper disclosure of Confidential Material by any of its Representatives).

(b)
Confidential Material; Current Developments.  The term “Confidential Material” means any information disclosed by either Party to the other Party, either directly or indirectly in writing, orally, or by inspection of tangible objects that (i) the disclosing Party identifies as confidential or proprietary; or (ii) reasonably appears to be confidential or proprietary because of legends or other markings, the circumstances of disclosure, or the nature of the information itself.  Confidential Material may also include confidential or proprietary information disclosed to a disclosing Party by a third party.  “Confidential Material” does not include information which: (A) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the receiving Party or its Representatives), (B) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its advisors as shown by the receiving Party's files and records immediately prior to the time of disclosure, or (C) has been independently developed by the receiving Party without violating any of its obligations under this Agreement and without the use of or reference to the Confidential Material.

(c)
Required Disclosure.  In the event that a receiving Party or any of its Representatives is requested pursuant to or required by applicable law, regulation or legal process to disclose any of the Confidential Material, such Party shall notify the other Party promptly so that the disclosing Party may seek a protective order or other appropriate remedy or, in the disclosing Party’s sole discretion, waive compliance with the terms of this Agreement.  In the event that no such protective order or other remedy is obtained and the receiving Party is nonetheless required to disclose the disclosing Party’s Confidential Material, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of the Confidential Material which it is advised by its counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded the Confidential Material.

(d)	Press Release. The Parties shall mutually agree upon a joint press release following the Closing.

(e)
Customer Information.  In the event that any customer, advertiser or member database transferred to Internet Brands contains any personally identifiable information, Internet Brands shall protect any such information according to the terms of any contract with any such customer, advertiser or member and in accordance with applicable laws.

Section 5.2  Post-Closing Reconciliation of Revenues.   The Parties acknowledge and agree that all revenues related to the Purchased Assets earned on and after the Closing Date shall be the sole property of Internet Brands.  Seller shall cause all cash collected for such revenues by Seller on and after the Closing Date to be held in trust for the sole benefit of Internet Brands, and shall promptly deliver all such cash to Internet Brands, together with a detailed report of the accounts represented.  The Parties further acknowledge and agree that all revenues related to the Purchased Assets earned prior to the Closing Date, and ad network revenues accrued through the Closing Date and paid to Seller after the Closing Date, shall be the sole property of Seller, and Internet Brands shall cause all such revenues earned or accrued prior to the Closing Date received by Internet Brands to be held in trust for the sole benefit of Seller, and shall promptly deliver such revenues to Seller, together with a detailed report of the accounts represented.  Within ninety (90) days after the Closing Date, the Parties shall conduct a reconciliation of all revenues received after the Closing Date.

Section 5.3  Reconciliation of Accounts.    At the Closing, or at such post-Closing time as mutually agreed upon by the Parties, Seller shall deliver to Internet Brands a detailed listing of customer deposit balances for all customers, even if zero, of the Website that generated revenue for the Website for the period from January 1, 2007 through the Closing Date (the “Current Customers”).  In the event that any adjustments are required to Current Customers’ deposit account balances as of the Closing Date, the Parties shall settle in cash any amounts due from one Party to the other Party by virtue of such adjustments, and Internet Brands shall deduct any cash balance shortfalls and adjustment amounts from the Transition Plan Holdback to be paid by Internet Brands to Seller pursuant to Section 1.3(b).

Section 5.4  Indemnification.

(a)
Indemnification of the Parties.  From the Closing Date and until the six (6) month anniversary thereof, in the event Seller, on one hand, and Internet Brands, on the other hand (each, as applicable, an “Indemnifying Party”) breaches any of its representations, warranties or covenants contained in this Agreement, and provided that Internet Brands, in the event of a breach by Seller, or Seller, in the event of a breach by Internet Brands (each, as applicable, an “Indemnified Party”) makes a written claim for indemnification within the six (6) month period following the Closing Date, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all Damages, as defined below, the Indemnified Party shall suffer that are caused proximately by the breach.

For purpose of this Section 5.4, “Damages” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding consequential, incidental or indirect damages, lost profits or punitive damages.

(b)	Claims for Damages.

(i)
Any authorized officer of an Indemnified Party may initiate a claim for indemnification by delivering to Internet Brands, in the event of a breach by Seller, or Seller, in the event of a breach by Internet Brands, a certificate signed by such officer (an “Officer’s Certificate”): (A) stating that such Indemnified Party has incurred, suffered or paid Damages, or in good faith reasonably concludes based on facts and circumstances then known relating to events that already have occurred that it is reasonably likely to have to pay, incur or suffer Damages, (B) specifying in reasonable detail the basis for the Damages, and (C) indicating a reasonable estimate of the amount of the Damages.

(ii)
In case of disputes related to claims pursuant to this Section 5.4 (as evidenced by written objection delivered to the Indemnified Party within one hundred twenty (120) days of receipt of an Officer’s Certificate), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within one hundred twenty (120) days of delivery such written objection.  If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.  The Parties shall be entitled to rely on and seek enforcement of any such memorandum.

(iii)
If no such agreement can be reached within one hundred twenty (120) days following delivery of written objection pursuant to Section 5.4(b)(ii) after good faith negotiation, the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Damage is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.  In either such event, the matter shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party; providedhowever, if after good faith negotiations, the Indemnifying Party and Indemnified Party cannot agree on a single arbitrator within forty-five (45) days following the end of the 120-day period following delivery of written objection pursuant to Section 5.4(b)(ii), the arbitration shall be conducted by a panel of three (3) arbitrators.  In such event, within thirty (30) days following the forty-five (45) day period, each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator.  Any arbitrator appointed pursuant to this Section 5.4(b)(iii) shall be an attorney in good standing and shall have at least ten (10) years of experience.

(iv)
Any such arbitration shall be conducted under the commercial rules of arbitration then in effect of the American Arbitration Association.  The arbitrator(s) shall, within thirty (30) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion.  The arbitrator(s) shall also, within ninety (90) days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration.  The arbitrator(s) shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator(s), to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator, in the case of a single arbitrator, or a majority of the arbitrators in the case of three (3) arbitrators, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties and the Parties shall be entitled to rely on such decision.  Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(v)
Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  If the arbitrator(s) determine(s) that there is a prevailing Party, then the non-prevailing Party shall pay the fees and expenses of the prevailing Party to such arbitration, as well as the fees of the arbitrator(s) and the administrative fee of the American Arbitration Association.  If the arbitrator(s) do(es) not determine that there is a prevailing Party, then each of the Parties to such arbitration shall pay their own fees and expenses, as well as an equal portion of the fees of the arbitrator(s) and the administrative fee of the American Arbitration Association.

(c)
Offset Rights.   Any indemnification to which Internet Brands is entitled under this Agreement as a result of any Damages it may suffer shall first be made as a payment to Internet Brands from the Transition Holdback Amount in accordance with the terms of the Escrow Agreement.

(d)	Third Party Claims. With respect to matters involving third parties, the Parties agree as follows:

(i)
If any third party notifies an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any Indemnifying Party under this Section 5.4, then the Indemnified Party shall promptly (and in any event within five (5) business days) after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(ii)
Any Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice, reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii)
Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in the preceding subsection (ii) of this Section 5.4(d), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(iv)
In no event shall the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not to be unreasonably delayed, conditioned or withheld).

(e)
Each Party entitled to indemnification under this Agreement shall use commercially reasonable efforts to mitigate any Damages that may be the subject of any indemnification claim under this Section 5.4.

(f)
Each Party acknowledges and agrees that from and after Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, any of the Ancillary Documents or the subject matters thereof or the Transactions contemplated hereby or thereby shall be pursuant to the indemnification provisions set forth in this Section 5.4 (other than the equitable remedy of specific performance in connection with the breach of any covenant contained in this Agreement).  In furtherance hereof, and except as otherwise set forth in this Section 5.4, each Party hereby waives, to the fullest extent permitted by applicable law, any and all rights, claims, and causes of action it may have against the other Party and their respective affiliates, officers, directors, managers, employees, stockholders, members, agents and representatives, arising under or based upon applicable law.

(g)
Subject to Section 5.4(f), and notwithstanding any other provision to the contrary, neither Party shall have any liability with respect to claims under Section 5.4(a) unless the total of all Damages with respect to such matters exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnification Basket”) and then only for the amount of the excess of the Damages over such amount; and neither Party shall have any liability (for indemnification or otherwise) for any Damages that exceed Five Hundred Thirty Five Thousand Dollars ($535,000) (the “Indemnification Cap”); provided, however, that the Indemnification Basket and Indemnification Cap shall not apply to claims for breaches of Section 2.7 (“Tax Matters”).

(h)	The Parties agree that any payment under this Section 5.4 shall be treated by the Parties as an adjustment to the purchase consideration.

Section 5.5  Certain Tax Matters

(a)
As between Seller, on the one hand, and Internet Brands, on the other hand, (i) Seller shall be responsible for and shall pay, and shall indemnify Internet Brands against, all taxes applicable to the Website or its business, or the Purchased Assets, to the extent attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Internet Brands shall be responsible for and shall pay, and shall indemnify Seller against, all taxes of Internet Brands applicable to the Website or its business, or the Purchased Assets, to the extent attributable to taxable years or periods (or portions thereof) ending after the Closing Date.  Each of Seller and Internet Brands shall be responsible for its own income and franchise taxes, if any, arising from the Transaction.

(b)
Internet Brands shall pay directly, or reimburse Seller promptly upon demand and proof of payment for, any material transfer taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement and the Transaction.

Section 5.6  Completion of Closing Conditions. Each Party agrees to take all commercially reasonable actions, including but not limited to the delivery of the Closing Documents, as defined in Section 6.1, necessary to satisfy the conditions to Closing, prior to the Closing Date.

Section 5.7.  Transition Plan Holdback Escrow

(a)
The Transition Plan Holdback, together with all investment income earned thereon, that has not been distributed to Internet Brands in satisfaction of its valid claims for indemnifiable Damages under Section 5.4 hereof or any cash balance shortfalls and adjustment amounts from the Transition Plan Holdback under Section 5.3 hereof, shall be released by Internet Brands to Seller no later than December 31, 2007 by wire transfer.

(b)
The Transition Plan Holdback shall be held by Internet Brands as escrow agent for Seller in trust in a segregated account maintained with a third party financial institution and may not be used by Internet Brands for any purpose other than as contemplated under this Section 5.7.  Without limitation to the foregoing, the Transition Plan Holdback shall not be available to satisfy Internet Brands’ obligations to third-party creditors.  The Transition Plan Holdback shall be invested by Internet Brands in accordance with its investment policy for cash and short-term securities, provided that Internet Brands shall be liable to Seller for any investment losses to the Transition Plan Holdback and shall be obligated to deposit additional funds to the account to make for any such losses.

(c)
In the event that Internet Brands proposes to deduct any amounts from the Transition Plan Holdback, whether in respect of a claim for Damages pursuant to Section 5.4 hereof or in respect of adjustments made pursuant to Section 5.3 hereof, Internet Brands shall deliver to Seller a reasonably detailed written explanation of such proposed deduction, including a calculation showing the amount of the proposed deduction no later than ten (10) business days after Internet Brands makes any such determination.  Seller shall have ten (10) business days to dispute the proposed deduction and the Parties shall attempt in good faith to agree upon the amount of any deduction from the Transition Plan Holdback.  If no such agreement can be reached within ten (10) business days of Seller’s receipt of the written explanation of the proposed deduction, the Parties shall utilize the arbitration procedures set forth in Section 5.4(b)(iii) hereof.

ARTICLE 6

CONDITIONS TO THE CLOSING

Section 6.1  Conditions to the Obligations of Internet Brands. The obligations of Internet Brands to consummate and effect this Agreement and the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by Internet Brands:

(a)
Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.  Internet Brands shall have received a certificate signed by an authorized officer of Seller to such effect, and a monthly statement of revenues earned and expenses incurred for August 2007.

(b)
Agreements and Covenants.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date. Internet Brands shall have received a certificate signed by an authorized officer of Seller to such effect.

(c)
Closing Documents.In addition to the certificates referenced in Sections 6.1(a) and 6.1(b), Seller shall have executed and delivered to Internet Brands at Closing (collectively, the “Ancillary Documents”; together with this Agreement, the “Closing Documents”):

(i)	A document for the transfer to Internet Brands by Seller of the domain and sub-domain names and URLs identified on Schedule 1.1(a) hereof on their respective domain registries;

(ii)
A bill of sale, assignment of assets and assumption of liabilities document sufficient to transfer good and unencumbered title to all of the Purchased Assets to Internet Brands, substantially in the form attached hereto as Exhibit 6.1(c)(ii);

(iii)	Copies of resolutions of Seller’s Board of Directors evidencing the approval of this Agreement and the Transaction, presented together with a secretary’s certificate, attesting to the same; and

(iv)	All Purchased Assets, identified on Schedule 1.1(a), which are not covered by the Transition Plan.

Section 6.2  Conditions to the Obligations of Seller.  The obligations of Seller to consummate and effect this Agreement and the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by Seller:

(a)
Representations and Warranties.  The representations and warranties of Internet Brands contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.  Seller shall have received a certificate signed by an authorized officer of Internet Brands to such effect.

(b)
Agreements and Covenants.  Internet Brands shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Internet Brands on or before the Closing Date. Seller shall have received a certificate signed by an authorized officer of Internet Brands to such effect.

(c)
Closing Documents.In addition to the certificates referenced in Sections 6.2(a) and 6.2(b), Internet Brands shall have executed and delivered to Seller at Closing a bill of sale, assignment of assets and assumption of liabilities document, substantially in the form attached hereto as Exhibit 6.1(c)(ii) and Internet Brands shall have delivered evidence, satisfactory to Seller, of the existence of an escrow account with Internet Brands.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1  Survival of Representations and Warranties.  The representations and warranties of each Party shall survive the Closing for a period of six (6) months, provided, however, that the Party’s representations and warranties related to filing of tax returns and payment of taxes shall survive until the expiration of the statute of limitations with respect to unpaid taxes.

Section 7.2  Retention and Access to Records.  After the Closing Date, Seller shall retain and preserve (or cause to be retained and preserved) for a period of two (2) years, books and records related to the Purchased Assets.  Subject to the terms and conditions of this Agreement and until the second (2nd) anniversary hereof, Seller shall provide Internet Brands and its representatives, reasonable access, during normal business hours and on at least three (3) business days’ prior written notice, to such books and records for purposes of making photocopies to assist Internet Brands with any accounting or audit requirements.  In the event that Seller winds up its business prior to the end of such three-year period, Seller shall provide to Internet Brands electronic copies of its books and records related to the Website or its business, for the two (2) full fiscal years prior to the Closing Date.  Internet Brands shall pay for all photocopying and electronic conversion charges and reasonable expenses of Seller’s outside accountants and attorneys for such purpose.

Section 7.3  Notices.   All notices and other communications shall be in writing and shall be delivered by a nationally-recognized overnight courier, electronic mail or facsimile to the Parties utilizing the following contact information:

(a)        If to Internet Brands:

Internet Brands, Inc.
909 N. Sepulveda Blvd., 11th Fl.
El Segundo, CA 90245
Attn: B. Lynn Walsh, Exec. VP and General Counsel
Email:  lynn.walsh@internetbrands.com
Fax:  (310) 280-4335

(b)        If to Seller:

LION, Inc.
2801 Hollycroft Street
Gig Harbor, WA 98335
Attn:  David Stedman, President
Email:  dstedman@lionmts.com
Fax:  (877) 665-5187

With a copy to:

Stoel Rives LLP
600 University Avenue, Suite 3600
Seattle, WA 98101
Attn:  Christopher J. Voss
Email:  cjvoss@stoel.com
Fax:  (206) 386-7500

Section 7.4  Exhibits and Schedules to this Agreement. All exhibits and schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in this Agreement.

Section 7.5  Definition of Knowledge.  The term “knowledge” means, with respect to Seller, the actual knowledge of David Stedman, Steve Thomson, and Joseph Rogers, and the knowledge that any such individuals reasonably could be expected to discover or become aware of in the course of conducting an investigation of the accuracy and completeness of any representation of warranty contained in this Agreement.

Section 7.6  Assignment; Successors-in-Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either Party without the prior written consent of the other Party; provided, however, this Agreement may be assigned by one Party hereto without the prior consent of the other Party  upon a change of control. “Change in Control” means a sale of all or substantially all of the assets of a Party, or a change of control of more than fifty percent (50%) of the voting power by a Party’s stockholders in a merger or similar transaction.  This Agreement shall be binding on and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

Section 7.7  Controlling Law; Jurisdiction Waiver.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO CALIFORNIA’S CHOICE OF LAW RULES, AND THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE CENTRAL DISTRICT OF CALIFORNIA AND THE COUNTY OF LOS ANGELES, RESPECTIVELY.  EACH PARTY HEREBY WAIVES ANY OBJECTION TO JURISDICTION OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.7.

Section 7.8  Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 7.9  No Third-Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the Parties, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third-party beneficiary of this Agreement.

Section7.10  Fees and Expenses.  All expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation of this Agreement or the closing of the Transaction, shall be the obligation of the respective Party incurring such expenses.  Payment of any broker, finder, or investment banker fee or commission in connection with this Agreement or the Transaction is solely Seller’s expense.

Section 7.11  Integration.  This Agreement and the Closing Documents contain the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior proposals, negotiations, agreements and other representations or communications, whether oral or written between the Parties with respect thereto.

Section 7.12  Amendments; Waivers.  This Agreement may not be amended except in writing signed on behalf of the Parties.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.13  Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, such actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, such things as are necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably practicable, the Transaction.  The Parties shall execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as any other Party may reasonably request for the purpose of carrying out the Transaction.  The Parties shall cooperate in furnishing information required by any other Party in connection with any state, federal or foreign law or regulatory filing.

Section 7.14  Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

INTERNET BRANDS, INC.

By: ______________________
Robert N. Brisco
Chief Executive Officer

LION, INC.

By: _______________________
David Stedman
President

[Signature Page to Asset Purchase and Sale Agreement]